Filed pursuant to rule 424(B)(3)
Registration Statement No. 333-110103
PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED November 13, 2003)
PROSPECTUS
UP TO 7,264,370 SHARES OF
SPECTRUM PHARMACEUTICALS, INC.
COMMON STOCK
     This prospectus supplement no. 5 relates to the offer and sale of up to 7,264,370 shares of our common stock by the selling stockholders named in the prospectus dated November 13, 2003, as supplemented by prospectus supplement no. 1 dated December 11, 2003, prospectus supplement no. 2 dated October 11, 2006, prospectus supplement no. 3 dated November 22, 2006, and prospectus supplement no. 4 dated December 15, 2006 (the “Prospectus”). This prospectus supplement no. 5 should be read in conjunction with the Prospectus.
     The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of the selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding the selling stockholder supersedes the information in the Prospectus.

Shares of Common Stock
	Beneficially Owned			Shares of Common Stock
	Before Offering		Number of Shares	Beneficially Owned
		% of	of Common Stock	Following the Offering(3)
Name	Number	Class(1)(2)	Offered Hereby	Number	% of Class
Crestview Capital Master, LLC (4)	655,986	2.09%	35,000	620,986	1.97%
(1)	For the purposes of calculating the percent of class beneficially owned by a selling stockholder, shares of common stock which may be issued to that selling stockholder within 60 days of May 25, 2007 are deemed to be outstanding.

(2)	Pursuant to the terms of the warrant transferred to the selling stockholder, the number of shares of our common stock that may be acquired by such selling stockholder upon exercise of the warrant is limited so that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s ownership for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended, does not exceed 4.95% of the total number of shares of our common stock then outstanding.

(3)	Assumes the sale by the selling stockholder of all of the shares of common stock available for resale under the prospectus.

(4)	Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer, and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” IN OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AND OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 25, 2007